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April 18, 2012

Dear Fellow Shareholders:

Over the course of this past year our company has achieved a great deal that will help us set the stage for future growth in fiscal 2012.  Once again, I would like to thank each and every shareholder for your continued support and assure you that we are working diligently to position our company to deliver sustainable profit growth from geographically diverse operations.  As part of our repositioning into a truly global organization we have completed the change of our corporate name to CD International Enterprises and established new operations in South America for the distribution of iron ore.  Our whole team is dedicated to our global effort, including solidifying our company as the industry leader in the production and distribution of pure magnesium related products as we build our company for the benefit of our shareholders.

As we move forward into our exciting future I think it is important to look back at the steps we have taken over the past two fiscal years as well as our future plans to position our company for this exciting new chapter in our corporate history.

In our Magnesium Segment:

1.
We have reached the late stage of our planned magnesium consolidation through the acquisition of Taiyuan Ruiming Yiwei Magnesium Co., Ltd., the acquisition of the non-controlling interest in Shanxi Gu County Golden Magnesium Co., Ltd. (“Golden Magnesium”), as well the acquisitions of Golden Trust Magnesium Industry Co., Ltd. and 80% of Lingshi Xinghai Magnesium Industry Co., Ltd.  With these acquisitions now completed, we are poised to become the largest producer of magnesium in the world with an approximate annual production capacity of 100,000 metric tons.  We believe our magnesium business will be the main driver of future growth in both revenue and earnings as magnesium demand is forecasted to reach new levels in fiscal years 2013 and 2014.

2.
We successfully completed the implementation of our new UFIDA NC Enterprise Resource Planning (ERP) financial accounting software system at our Golden Magnesium facility.  We expect to continue the implementation of the ERP system in our remaining magnesium subsidiaries during fiscal 2012. Full implementation and utilization of the ERP system will help management improve corporate forecasting, overall accounting practices, and financial transparency as we grow our operations in the coming years.

3.
We are also beginning the consolidation of our raw material purchasing, sales, accounting, marketing and human resources in order to streamline our magnesium operations. We believe that the cost synergies and economies of scale will help to reduce our production costs and improve our magnesium operating margin.  Our directors, Mr. Huang and Mr. Kung, are leading this effort.

In our Basic Materials Segment:

1.
Our first step in the geographic diversification of our business began with the development of our international commodities sourcing and processing business.  In fiscal 2011, we completed the delivery of two shipments of iron ore sourced from Mexico. Additionally, we set up operations in Bolivia and Chile in an effort to establish a continuous source of iron ore.

2.
We expect to ship a significant amount of iron ore from these three locations by the middle of 2012.  We believe we have the ability to ramp up these operations to an average shipping run rate of approximately 100,000 tons per month by the end of 2012 and reach a rate of 200,000 tons per month sometime in 2013.

3.
We are exploring additional sourcing opportunities in Peru for fiscal 2013 to further fuel our growth in this business as we work towards our goal of delivering six million tons of iron ore annually out of this region by 2015.

4.	We also intend to establish other geographically diverse revenue streams in this segment and are currently evaluating potential opportunities for future expansion.

In our Consulting Segment:

1.
Over the course of fiscal 2011 we helped complete two transactions for our consulting clients and increased the number of clients for which we provide ongoing advisory services.  We assisted one of our advisory services clients, Sunwin International Neutraceuticals, Inc., with establishing a distribution arrangement with Domino Foods for its all-natural low calorie sweetener and we are also working with other opportunities to help them establish sales and business relationships in North America.

2.
In addition, we launched the ‘China Value Program’ in order to expand our scope of services to China-based U.S. listed public companies. This program is tailored to assist these companies in navigating through the current market challenges for Chinese companies.

3.
Through our marketing efforts we expect to continue to expand our client base in fiscal 2012.  We believe this will lead to the addition of several new clients in this fiscal year with at least two of these new clients leading to transactional related assistance. We intend to reach a total of ten ongoing services clients by the end of this fiscal year.

In order to support the growth and diversification of our various businesses we have named Hernan Grant Welch to the position of Executive Vice President and Chief Financial Officer.  Mr. Welch has garnered over 30 years of international finance experience in working for both public companies and major auditing firms. His experience will be instrumental in helping us manage the financial aspects of our international expansion. We have also doubled the size of our corporate headquarters to 13,000 square feet. We plan to use the expanded space for additional management and marketing operations for our international commodities distribution business, our consulting services operations, and administration and sales for our magnesium operations.

As we move forward with our expansion plans, we also intend to intensify our own public relations efforts.  We will look to take every opportunity and make every effort to raise the profile of our company with the business and investor community as we deliver on our business goals in an effort to increase our corporate visibility value and unlock the true value of what we are building here at our company.  We expect the implementation of this growth plan in the coming years to enable us to emerge as a diversified and profitable company that generates sustainable cash flow to fuel our growth for years to come.

In closing, I would like to emphasize that each and every member of our organization is committed to our growth plan and we are excited to move into the future with our experienced management team, streamlined operations and strong business relationships in the U.S., China and South America.  We intend to dutifully implement our focused plan for our company as we seek to achieve substantial growth in revenues and earnings while carefully controlling the cost of operations. As always, we thank you for your support and look forward to maximizing the value of our company for you, our shareholders, in the years to come.  We look forward to your continuing support as we make this journey together.

Sincerely,

James Wang, Ph.D.

Chairman of the Board